FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
EVP, Chief Financial Officer
(480) 315-6634
InvestorRelations@spiritrealty.com
PRESS RELEASE
Spirit Realty Capital, Inc. Announces
Fourth Quarter and Full Year 2013 Operating Results
Scottsdale, AZ, February 27, 2014 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, today announced operating results for the fourth quarter and year ended December 31, 2013. The fourth quarter was the first full quarter reported by the Company following the closing of Spirit Realty Capital's merger with Cole Credit Property Trust II, Inc. ("Cole II").
Highlights
For the fourth quarter ended December 31, 2013, the Company:

•	Generated revenues of $139.2 million, nearly doubling the revenues reported in the fourth quarter of 2012.

•	Achieved Funds from Operations (FFO) of $0.18 per share, Adjusted Funds from Operations (AFFO) of $0.19 per share, and net income of $0.12 per share.

•
Declared cash dividends for the fourth quarter of $0.16625/share, an increase of 1.3% and 5.8% over dividends paid for the fourth quarter 2012 to pre-merger Spirit Realty Capital and Cole II stockholders, respectively. The fourth quarter 2013 dividend equates to an annualized dividend of $0.665 per share.

•
Completed the sale of five non-core properties generating proceeds of $112.7 million. Property sales included the disposition of a ski resort in the Pocono Mountains ($69.25 million) and two additional multi-tenant properties ($42.5 million). These transactions continue Spirit Realty Capital's strategy of re-balancing its portfolio to focus on properties that meet its core investment criteria -- operationally essential real estate leased to single tenants under long-term triple net-lease structures.

•	Acquired 114 properties for a gross investment of $235.4 million in 19 real estate transactions with an initial cash yield of 7.83% and an average remaining lease term of 16.7 years.

•	Maintained essentially full occupancy at above 99%.

•
Issued $330 million of A+ rated notes under a net-lease mortgage securitization platform. The notes have a weighted average remaining life of 7.4 years and weighted average coupon rate of 4.89%. Proceeds from this issuance were used primarily to refinance near term debt maturities.

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For the year ended December 31, 2013, the Company:

•
Completed the merger with Cole II, which diversified Spirit Realty Capital's tenant base, enhanced its credit quality, improved its operating efficiency, reduced its leverage and provided additional financial strength and flexibility, in part by almost doubling the size of the Company's portfolio.

•
Improved balance sheet strength by (a) expanding liquidity by establishing a new $400 million revolving credit facility and (b) fixing the term and interest rate of variable, short-term debt assumed in the merger through a $203 million CMBS offering and issuance of $330 million of investment grade-rated notes discussed above.

•	Generated revenues of $419.5 million, a 53.6% increase over the year ended December 31, 2012.

•	Achieved FFO of $0.54 per share, AFFO of $0.81 per share and net income of less than $0.01 per share.

•
Re-balanced the portfolio by selling 21 properties for $392.2 million in gross sales proceeds. Properties sold were closed at an average cap rate of 7.1% and had an average remaining lease term of 6.8 years.

•
Exclusive of the Cole II merger, acquired 194 new properties for a gross investment of $408.6 million in 40 transactions with an initial cash yield of 7.92% and an average remaining lease term of 16.8 years.

CEO Comments
"We are pleased to report our first full quarter as a combined company and our first full year of results since going public," said Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital. "We have accomplished significant growth and diversification since our IPO in September 2012, and we are entering 2014 with financial strength and flexibility and with a clear strategy to continue to deliver attractive and sustainable performance for our stockholders. We are focused on a strategy that balances organic growth, accretive acquisitions, and steady, predictable cash flow, which has served our stockholders well over the past year and which we believe will continue to do so over the near and long term."
Financial Results
Revenues
Fourth quarter 2013 total revenues nearly doubled to $139.2 million, compared to $70.1 million in the fourth quarter of 2012 due largely to the impact of the merger that was completed in the third quarter. New investments and contractual rent growth offset the temporary reduction in revenues caused by our strategic divestitures and capital recycling activities.
Total revenues for the year ended December 31, 2013 were $419.5 million, 53.6% or $146.4 million higher than total revenues for the year ended December 31, 2012. The growth in total revenues was principally the result of an increase in rental income which was favorably impacted by the contribution of the Cole II merger during the last half of the year.

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Net Income Attributable to Common Stockholders
Net income attributable to common stockholders for the fourth quarter of 2013 was $43.6 million, or $0.12 per share based on 368.6 million weighted average shares of common stock outstanding, compared to the net loss attributable to common stockholders for the fourth quarter of 2012 of $(5.2) million, or $(0.03) per share based on 159.4 million weighted average shares of common stock outstanding.
Net income attributable to common stockholders for the year ended December 31, 2013 was $1.7 million, or less than $0.01 per share based on 255.0 million weighted average shares of common stock outstanding, compared to the net loss attributable to common stockholders for the year ended December 31, 2012 of $(76.3) million, or $(0.97) per share based on 78.6 million weighted average shares of common stock outstanding.
The historical shares outstanding have been adjusted by the Cole II Merger Exchange Ratio as detailed in Spirit Realty Capital's public filings with the Securities and Exchange Commission related to the merger.
Although costs for the fourth quarters of 2013 and 2012 were minimally impacted by the merger and the initial public offering ("IPO"), respectively, full year results in both 2013 and 2012 included significant non-recurring costs and expenses associated with these events as described below:

Dollars in millions	Year Ended December 31, 2013	Year Ended December 31, 2012
Amortization charges included in interest expense arising from financing commitments	$10.1	$—
Transaction costs included in Merger costs	52.5	—
Third party expenses incurred to solicit and obtain lenders’ consent to the Merger included in Merger costs	4.1	—
IPO costs	—	4.7
Term Loan extinguishment	—	41.2
Total	$66.7	$45.9

Absent these merger and IPO and associated Term Loan extinguishment charges, results from operations would have provided the following net income (loss) attributable to common stockholders for each of the respective periods noted below:

	Quarter ended December 31,		Year ended December 31,
Amounts in millions, except per share data	2013	2012	2013	2012
Net income (loss) attributable to common stockholders, as adjusted	$43.6	$(5.3)	$68.4	$(30.3)
Net income (loss) per share attributable to common stockholders, as adjusted	$0.12	$(0.03)	$0.27	$(0.39)

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FFO, AFFO, and FAD Attributable to Common Stockholders, Leverage
Funds from operations (FFO) for the fourth quarter of 2013 were $68.4 million, or $0.18 per share. FFO for the fourth quarter of 2012 were $31.3 million, or $0.20 per share. For the year ended December 31, 2013, FFO were $139.5 million, or $0.54 per share. For the year ended December 31, 2012, FFO were $52.8 million, or $0.57 per share.
Adjusted funds from operations (AFFO) for the fourth quarter of 2013 totaled $70.6 million, or $0.19 per share, compared to $34.9 million, or $0.22 per share, for the fourth quarter of 2012. For the year ended December 31, 2013, AFFO were $208.9 million, or $0.81 per share. AFFO for the year ended December 31, 2012 were $119.2 million, or $1.14 per share.
For the three months and year ended December 31, 2013, dividends declared to common stockholders of $61.6 million and $169.4 million, represented a 90% and 82% payout ratio against funds available for distribution (FAD) generated during those respective periods.
Leverage at December 31, 2013 was 7.3x compared to 7.2x at December 31, 2012. At the end of 2012, proceeds raised from the IPO had not yet been fully invested and temporarily reduced borrowings.
The definitions of FFO, AFFO, FAD and Leverage are included on pages 6-7, and a reconciliation of these measures to net income (loss) attributable to common stockholders is provided on pages 10-11.
Portfolio Highlights
Real Estate Transactions

Spirit Realty Capital acquired 114 properties with a gross investment of $235.4 million in 19 separate transactions during the fourth quarter of 2013. These investments had an initial cash yield of 7.83% and were with seven existing and 12 new tenants. On average, the associated leases have a remaining term of 16.7 years. Acquisitions in the fourth quarter of 2013 more than tripled the volume in the fourth quarter a year ago of $77.3 million in 33 real estate properties.
During the fourth quarter of 2013, Spirit Realty Capital sold five properties generating gross sales proceeds of $112.7 million. For the full year ended December 31, 2013, Spirit Realty Capital sold 21 properties, generating gross sales proceeds of $392.2 million. Properties sold were closed at an average cash yield of 7.1% and had an average remaining lease term of 6.8 years.
Exclusive of the Cole II merger, gross real estate acquisitions during the year ended December 31, 2013 were $408.6 million and comprised 194 new properties, more than double the $163.6 million invested in 91 properties during the year ended December 31, 2012. All of the properties acquired in 2013 were leased and had an initial cash yield of 7.92% and an average remaining lease term of 16.8 years.
Portfolio

As of December 31, 2013, Spirit Realty Capital’s gross investment in real estate and mortgage and equipment loans totaled $7.2 billion, substantially all of which was invested in 2,186 single tenant properties that were 99.0% occupied. Spirit Realty Capital’s properties are generally leased under long-term, triple net leases, with a weighted average remaining maturity of approximately 10.1 years. At December 31, 2013, approximately

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43% of our annual rent (defined as annualized fourth quarter contractual rent) is contributed from properties under master leases and approximately 86% of our single-tenant properties provide for annual rent increases.
Spirit Realty Capital’s real estate portfolio as of December 31, 2013, was diversified geographically across 48 states and among various industry types. Texas accounted for 12.6% of the annual rent contribution of the real estate portfolio, and no other state contributed more than 7%. During the three months ended December 31, 2013, revenue from Shopko, the Company's largest tenant, represented 14.8% of total revenues, down from 28.7% in the fourth quarter of 2012. During the three months ended December 31, 2013, no other tenant represented more than 5% of total revenues. Spirit Realty Capital’s three largest industry types (based on annual rent) as of December 31, 2013, were specialty retail (19.3%), general and discount retail (18.2%), and quick service restaurants (9.5%).
2014 Estimates
Spirit Realty Capital affirms its previously announced 2014 AFFO guidance in the range of $0.77 to $0.82 per share. This AFFO guidance equates to net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.09 to $0.14 per share plus $0.66 per share of expected real estate depreciation and amortization plus approximately $0.02 per share related to non-cash items and real estate transaction costs.
Conference Call
Spirit Realty Capital will hold a conference call and webcast to discuss its fourth quarter and full year 2013 results on February 27, 2014 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 800-901-5241 (toll-free domestic) or 617-786-2963 (international); passcode: 68622907. A live webcast of the conference call will be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 888-286-8010 (toll-free domestic) or 617-801-6888 (international); passcode: 37913764. The webcast will be archived on Spirit Realty Capital’s website for 30 days after the call.
About Spirit Realty Capital
Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital has an estimated enterprise value of $7.3 billion comprising a diverse portfolio of 2,186 properties across 48 states as of December 31, 2013. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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Forward-Looking and Cautionary Statements
Statements contained in this press release that are not strictly historical are forward-looking statements, which should be regarded solely as reflections of our current operating plans and estimates. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, risks associated with using debt to fund the company’s business activities, including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets, risks related to the merger and our ability to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, effects of liquidity for CCPTII shareholders and Spirit shareholders previously holding unregistered shares, and other risk factors discussed in Spirit Realty Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents as filed by Spirit Realty Capital with the SEC from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and Spirit Realty Capital assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made, except as required by law.
Non-GAAP Financial Measures
FFO, AFFO, and FAD
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) attributable to common stockholders as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net loss (computed in accordance with GAAP) to FFO is included in the financial information accompanying this release.
Adjusted FFO (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net loss (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.

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Funds Available for Distribution (“FAD”) is a measure of a REIT's ability to generate cash and to distribute dividends to its stockholders. It reduces AFFO by deducting normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream. Our calculation of FAD may differ from the methodology applied by other equity REITs, and, therefore, may not be comparable to such other REIT’s. FAD is a supplemental non-GAAP financial measure and should not be used as a measure of our liquidity or as a substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to FAD is included in the financial information accompanying this release.
Adjusted EBITDA and Annualized Adjusted EBITDA
Adjusted EBITDA represents EBITDA, or earnings before interest, taxes, depreciation and amortization, modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for merger costs, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that are not considered to be indicative of our on-going operating performance. We exclude these items as they are not key drivers in our investment decision making process. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which may cause short-term fluctuations in net income, but are not indicative of overall long-term operating performance, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income that is computed in accordance with GAAP, they should not be considered alternatives to net income or as an indicator of financial performance.
Annualized Adjusted EBITDA is calculated by multiplying Adjusted EBITDA for the quarter by four. Our computation of Adjusted EBITDA and Annualized Adjusted EBITDA may differ from the methodology used by other equity REITs to calculate these measures, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA is included in the financial information accompanying this release.
Adjusted Debt and Leverage
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discount, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors.
Leverage is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate Leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. The utility of Leverage should be considered as a supplemental measure of the level of risk that stockholder value may be exposed to. Our computation of Leverage may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this release.

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SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31,
	2013	2012
Assets
Investments:
Real estate investments:
Land and improvements	$2,330,510	$1,328,437
Buildings and improvements	4,188,783	2,036,987
Total real estate investments	6,519,293	3,365,424
Less: accumulated depreciation	(590,067)	(490,938)
	5,929,226	2,874,486
Loans receivable, net	117,721	51,862
Intangible lease assets, net	618,121	187,362
Real estate assets under direct financing leases, net	58,760	—
Real estate assets held for sale, net	19,611	5,898
Net investments	6,743,439	3,119,608
Cash and cash equivalents	66,588	73,568
Deferred costs and other assets, net	129,597	54,501
Goodwill	291,421	—
Total assets	$7,231,045	$3,247,677

Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities	$35,120	$—
Mortgages and notes payable, net	3,743,098	1,894,878
Intangible lease liabilities, net	220,114	45,603
Accounts payable, accrued expenses and other liabilities	114,679	53,753
Total liabilities	4,113,011	1,994,234
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 370,570,565 issued shares; 370,363,803 outstanding shares at December 31, 2013 and 161,625,144 shares issued and outstanding at December 31, 2012	3,706	1,616
Capital in excess of par value	3,859,823	1,827,632
Accumulated deficit	(742,915)	(575,034)
Accumulated other comprehensive loss	(638)	(771)
Treasury stock, at cost (206,762 shares)	(1,942)	—
Total stockholders’ equity	3,118,034	1,253,443
Total liabilities and stockholders’ equity	$7,231,045	$3,247,677

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SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Rentals	$132,943	$68,775	$404,022	$266,567
Interest income on loans receivable	1,890	1,200	5,928	5,696
Earned income from direct financing leases	864	—	1,572	—
Tenant reimbursement income	3,428	—	6,017	—
Interest income and other	113	151	1,928	852
Total revenues	139,238	70,126	419,467	273,115
Expenses:
General and administrative	9,800	6,173	35,863	36,252
Merger costs	16	—	56,644	—
Property costs	5,424	1,995	11,760	5,176
Real estate acquisition costs	1,030	(238)	1,718	1,054
Interest	52,890	33,282	179,267	156,220
Depreciation and amortization	59,172	26,761	164,054	104,984
Impairments (recoveries)	—	963	(185)	8,918
Total expenses	128,332	68,936	449,121	312,604
Income (loss) from continuing operations before other expense and income tax expense	10,906	1,190	(29,654)	(39,489)
Other expense:
Loss on debt extinguishment	(2,405)	—	(2,405)	(32,522)
Total other expense	(2,405)	—	(2,405)	(32,522)
Income (loss) from continuing operations before income tax expense	8,501	1,190	(32,059)	(72,011)
Income tax expense	168	110	1,113	504
Income (loss) from continuing operations	8,333	1,080	(33,172)	(72,515)
Discontinued operations:
Loss from discontinued operations	(447)	(531)	(2,077)	(369)
Gain (loss) on dispositions of assets	35,700	(5,739)	36,926	(3,349)
Income (loss) from discontinued operations	35,253	(6,270)	34,849	(3,718)
Net income (loss)	43,586	(5,190)	1,677	(76,233)
Less: preferred dividends	—	(55)	—	(63)
Net income (loss) attributable to common stockholders	$43,586	$(5,245)	$1,677	$(76,296)
Net income (loss) per share of common stock—basic and diluted:
Continuing operations	$0.02	$0.01	$(0.14)	$(0.92)
Discontinued operations	0.10	(0.04)	0.14	(0.05)
Net income (loss) per share attributable to common stockholders	$0.12	$(0.03)	$—	$(0.97)
Weighted average common shares outstanding:
Basic and diluted	368,586,151	159,421,377	255,020,565	78,625,102
Dividends declared per common share issued (a)	$0.16625	$0.17477	$0.65841	0.17477

(a)    Dividends declared by the Board of Directors in the fourth quarter 2012 include a third quarter stub period dividend of $0.0107 per share covering the period from the close of the IPO on September 25, 2012 through and including September 30, 2012.

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SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to common stockholders	$43,586	$(5,245)	$1,677	$(76,296)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	59,092	26,743	163,874	104,929
Discontinued operations	91	1,613	3,545	7,116
Portfolio impairment
Continuing operations	—	963	183	9,098
Discontinued operations	1,282	1,442	7,134	4,634
Realized loss (gain) on sales of real estate	(35,700)	5,739	(36,926)	3,349
Total adjustments	24,765	36,500	137,810	129,126
Funds from operations (FFO) attributable to common stockholders	$68,351	$31,255	$139,487	$52,830
Add/(less):
Loss (gain) on debt extinguishment
Continuing operations	2,405	—	2,405	32,522
Discontinued operations	—	—	(1,028)	—
Loss on derivative instruments related to Term Note extinguishment	—	—	—	8,688
Expenses incurred to secure lenders’ consents to the IPO	—	(26)	—	4,743
Cole II merger related costs	16	—	66,700	—
ABS restructuring costs	717	—	717	—
Real estate acquisition costs	1,030	(238)	1,718	1,054
Non-cash interest expense	(192)	3,444	8,840	16,495
Non-cash revenues	(3,565)	(1,332)	(18,755)	(3,015)
Non-cash compensation expense	1,868	1,811	8,769	5,931
Total adjustments to FFO	2,279	3,659	69,366	66,418
Adjusted funds from operations (AFFO) attributable to common stockholders	$70,630	$34,914	$208,853	$119,248
Less:
Capitalized portfolio maintenance expenditures	(1,940)	(495)	(2,924)	(728)
Funds available for distribution (FAD)	$68,690	$34,419	$205,929	$118,520

Dividends declared to common stockholders	$61,573	$28,247	$169,419	NM (b)
Dividends declared as percent of FAD	90%	82%	82%	NM (b)
Net income (loss) per share of common stock
Basic and Diluted (a)	$0.12	$(0.03)	$—	$(0.97)
FFO per share of common stock
Diluted (a)	$0.18	$0.20	$0.54	$0.57
AFFO per share of common stock
Diluted (a)	$0.19	$0.22	$0.81	$1.14
Weighted average shares of common stock outstanding:
Basic	368,586,151	159,421,377	255,020,565	78,625,102
Diluted (a)	369,047,786	159,689,965	255,210,757	112,509,283

Reclassifications have been made to prior period balances to conform to current period presentation.
(a) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(b) Not meaningful. Company completed its IPO on September 25, 2012.

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SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands)

	December 31,
	2013	2012
Revolving credit facilities, net	$35,120	$—
Mortgages and notes payable, net	3,743,098	1,894,878
	3,778,218	1,894,878
Add/(less):
Preferred stock	—	—
Unamortized debt discount/(premium)	(1,669)	57,211
Cash and cash equivalents	(66,588)	(73,568)
Cash collateral deposits for the benefit of lenders classified as other assets	(16,927)	(8,805)
Total adjustments	(85,184)	(25,162)
Adjusted Debt	$3,693,034	$1,869,716

	Three Months Ended December 31,
	2013	2012
Net income (loss) attributable to common stockholders	$43,586	$(5,245)
Add/(less) (a):
Interest	52,890	33,518
Depreciation and amortization	59,263	28,374
Income tax expense	168	110
Total adjustments	112,321	62,002
Earnings before interest, income tax, and depreciation and amortization expenses ("EBITDA")	$155,907	$56,757
Add/(less) (a):
Merger related and IPO costs	16	(26)
ABS restructuring costs	717	—
Real estate acquisition costs	1,030	(238)
Impairments	1,282	2,405
Losses / (gains) on sales of assets	(35,700)	5,739
Losses on debt extinguishment	2,405	—
Total adjustments to EBITDA	(30,250)	7,880
Adjusted EBITDA	$125,657	$64,637
Annualized Adjusted EBITDA (b)	$502,628	$258,548

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.3	7.2

(a) Adjustments include all amounts charged to continuing and discontinued operations.
(b) Adjusted EBITDA multiplied by 4.

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SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio

Diversification By Industry
The following table sets forth information regarding the diversification of our owned real estate properties among different industries as of December 31, 2013:

Industry	Number of Properties	Percent of Total Annual Rent (1)
Specialty retail	189	19.3%
General and discount retail	235	18.2
Restaurants - quick service	658	9.5
Drug stores	134	7.8
Restaurants - casual dining	206	7.2
Automotive dealers, parts and service	130	5.4
Movie theaters	25	4.2
Convenience stores/car washes	144	4.1
Building material suppliers	110	3.7
Industrial	30	3.1
Educational	33	2.9
Medical/other office	27	2.8
Home improvement	9	2.4
Health clubs/gyms	18	2.2
Distribution	44	2.2
Supermarkets	29	1.8
Recreational facilities	8	1.5
Air delivery & freight services	9	1.2
Interstate travel plazas	3	0.5
Total	2,041	100%

(1) Total rental revenue for the quarter ended December 31, 2013 multiplied by four.

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SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio
Diversification By Tenant
The following table lists the top 10 tenants of our owned real estate properties as of December 31, 2013:

Tenant	Number of Properties	Percent of Total Revenue (1)
Shopko Stores/Pamida Operating Co., LLC	181	14.8%
Walgreen Company	69	4.4
84 Properties, LLC	109	3.5
Church's Chicken	201	2.6
Academy Sports + Outdoors	9	2.3
Circle K	83	2.2
CVS Caremark	37	1.8
CarMax, Inc	9	1.5
Carmike Cinemas, Inc.	12	1.5
Rite Aid	30	1.4
Other	1,301	64.0
Total	2,041	100.0%

(1) Total revenue for the quarter ended December 31, 2013 multiplied by four.

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SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio

Diversification By Geography
The following table sets forth information regarding the geographic diversification of our owned real estate properties as of December 31, 2013:

Location	Number of Properties	Percent of Total Annual Rent (1)
Texas	256	12.6%
Illinois	117	6.8
Wisconsin	62	6.0
Georgia	145	4.9
Florida	108	4.7
Ohio	118	4.4
Arizona	48	3.0
Minnesota	45	2.9
Tennessee	106	2.9
North Carolina	63	2.8
Indiana	62	2.7
Alabama	100	2.7
Missouri	64	2.6
Michigan	48	2.6
Pennsylvania	59	2.5
Nebraska	21	2.5
California	15	2.4
Virginia	46	2.2
South Carolina	41	2.1
Kansas	27	1.9
Massachusetts	8	1.7
Utah	15	1.6
Colorado	26	1.6
New York	44	1.6
Idaho	15	1.5
Nevada	4	1.4
Oklahoma	47	1.4
Iowa	37	1.3
Kentucky	44	1.3
Washington	13	1.0
Louisiana	30	1.0
New Hampshire	11	1.0
New Mexico	23	*
Oregon	8	*
New Jersey	13	*
South Dakota	11	*
Mississippi	27	*
Maryland	22	*
Montana	7	*
West Virginia	26	*
Arkansas	16	*
North Dakota	5	*
Rhode Island	4	*
Maine	19	*
Wyoming	8	*
Delaware	3	*
Virgin Islands	1	*
Vermont	2	*
Connecticut	1	*
Total properties owned	2,041	100%

* Less than 1%
(1) Total rental revenue for the quarter ended December 31, 2013 multiplied by four.

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SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio
Lease Expirations
The following table sets forth a summary schedule of lease expirations for leases in place as of December 31, 2013. As of December 31, 2013, the weighted average remaining non-cancelable initial term of our leases (based on annual rent) was 10.1 years. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights:

Leases Expiring In:	Number of Properties	Expiring Annual Rent (in thousands) (1)	Percent of Total Expiring Annual Rent
2014	65	$11,206	2.1%
2015	36	11,020	2.1
2016	55	21,987	4.2
2017	81	18,439	3.5
2018	76	23,435	4.4
2019	70	19,667	3.7
2020	84	29,638	5.6
2021	185	41,481	7.9
2021	93	21,937	4.2
2023	90	36,510	6.9
2024 and thereafter	1,185	291,422	55.3
Vacant	21	—	—
Total owned properties	2,041	$526,742	100%

(1) Total rental revenue for the quarter ended December 31, 2013 multiplied by four.

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